Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 29, 2025, by and between Glucotrack, Inc., a Delaware corporation headquartered at 307 Rte 17N, Suite 800, Rutherford, NJ 07070 (“Company”) and Peter Wulff, an individual (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean January 1, 2025.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as Chief Financial Officer (CFO), and the Company wishes to employ the Executive in such capacities.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and the Executive agrees to serve as the Company’s CFO. In Executive’s capacity as CFO, he shall perform and have the responsibilities, duties, status, and authority customary for a position in an organization of the size and nature of the Company. The Executive will report to the Chief Executive Officer, or other such executive officer as may be designated by the Chief Executive Officer. The Executive will fulfil his responsibilities and obligations subject to the lawful directives of the Chief Executive Officer, and subject to the policies of the Company is in effect from time to time.

The Executive shall devote the time necessary and best efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time. Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of, or consultant to, a reasonable number of companies, subject to the advance approval of the Board, which approval shall not be unreasonably withheld, conditioned or delayed; (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the Board, which approval shall not be unreasonably withheld; and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue until it is terminated pursuant to the terms set forth herein in Paragraph 10, the (“Employment Period”.)

3. Place of Employment. The Executive’s services shall be performed at the Company’s offices, or located at the Executive’s home, or such other location(s) as mutually agreed upon in writing between the Company and the Executive.

4. Base Salary. The Company agrees to pay the Executive a base salary (“Base Salary”) of $300,000 per annum for 2025. For fiscal year 2026 and thereafter, the Executive’s Base Salary shall be $450,000 per annum, provided that Executive hereby acknowledges that future base salary payments may fluctuate depending on Company financing arrangements, and whether the Company obtains financing, and Executive’s performance. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. The Executive is also eligible for the following incentive compensation:

(a) 2025 Bonus Opportunity. The Executive shall be eligible to receive bonus payments during the 2025 fiscal year based on the achievement of the following financing goals of the Company (the “2025 Bonus Opportunity”):

(i) When the Company closes on one or more transactions totaling $6M, then the Executive is eligible to receive a 2025 Bonus of $75,000 at the end of the month of achievement, or as soon as administratively practicable following the close of such month.

(ii) When the Company closes on one or more transactions with a cumulative value of $12M, then the Executive is eligible to receive a 2025 Bonus of an additional $125,000 at the end of the month of achievement, or as soon as administratively practicable following the close of such month.

(iii) When the Company closes on one or more transactions with a cumulative value of $18M, then the Executive is eligible to receive a 2025 Bonus of an additional $62,500 at the end of the month of achievement, or as soon as administratively practicable following the close of such month.

(b) Annual Bonus. For fiscal year 2026 and thereafter, the Executive shall be eligible to receive an annual bonus the (“Annual Bonus”) of up to 15% of the Base Salary, to be paid in cash, as reasonably determined by the Compensation Committee and/or the Board of Directors of the Company (the “Compensation Committee”). The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets, if any, have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings, subject to cash availability, but in no event later than two and a half months following the close of the Company’s fiscal year during which such Annual Bonus was earned, provided that, unless otherwise stipulated in this Agreement, the employee is continuously employed through the end of the year in which the Annual Bonus was earned. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board. Upon his termination from employment for any reason other than Cause or the Executive’s resignation without Good Reason, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus calculated based upon the last day of the fiscal quarter in which his employment is terminated, regardless of whether he is employed by the Company through the conclusion of the fiscal quarter or year, as the case may be, on which the Annual Bonus is based. The Compensation Committee will work to define a set of goals and objectives for the term of the Agreement as a basis for determining a bonus award(s). Such goals will be quantitative as well as qualitative in nature. On an annual basis, the Board will evaluate the achievement of its financing goals for the Company and the overall financial health of the Company, and may determine to increase the percentage of Base Salary eligible as bonus opportunity hereunder, if appropriate, to provide for incentives which are in line with market norms for a similarly situated executive at a similar employer.

(c) Incentive Stock Options. The Executive will receive an Incentive Stock Option pursuant to the terms of the Company’s 2024 Equity Incentive Plan, to purchase up to a number of shares to be determined by the board at such time, but generally will be equal to 1.25% of the Company’s common stock as of the Effective Date, at an exercise price equal to the fair market value of the Common Stock as of the date of such grant, of which 1/3 will be vested on the first anniversary of the grant date, and the remaining shares will vest monthly thereafter for a period of two years in equal remaining portions. Provided that the Executive is still employed on December 31, 2025, and subject to Board approval and the achievement of financial transaction goals by the Company, the Executive will be eligible for an additional option grant, the amount and terms of which are to be determined in the discretion of the Board on or before December 31, 2025.

5. Compensation Upon Termination. Upon termination of employment for any reason, the Executive shall be entitled to: (A) all Base Salary and accrued but unused vacation time earned through the date of termination to be paid according to Section 4, if and only if Executive is still employed with the Company six months after the Effective Date, (B) any Annual Bonuses, pro-rated, to be paid in accordance with Section 4(a) above; and (C) (d) reimbursement of all reasonable expenses as set forth in Section 7. For fiscal years 2026 and 2027, the Board will evaluate the achievement of its financing goals for the Company and the overall financial health of the Company, and amend this Section 5, if appropriate, to provide for severance benefits which are in line with market norms for a similarly situated executive at a similar employer.

6. Clawback Rights. The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Executive, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Executive. For purposes of this Section 6, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

7. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. Reimbursement of such expenses shall be paid out even after Executive’s termination for any reason, so long as the expenses were incurred during Executive’s employment with the Company.

8. Other Benefits. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

9. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, three weeks paid time off per year.

10. Termination of Employment.

(a) Death. If the Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate.

(b) Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c) Cause.

(1) At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his material duties and responsibilities for the Company (other than any such failure resulting from the Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive as to his material duties and responsibilities within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.

(2) For purposes of this Section 10(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Between the time the Executive receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Executive will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event. Under no circumstances shall Executive be terminated under Section 10(c)(1)(a) before the expiration of the 30 day cure period. After such hearing, termination for Cause must be approved by a majority vote of the full Board (other than the Executive). For terminations pursuant to Sections 10(c)(1)(b) and (c), the Board may suspend the Executive with full pay and benefits until a final determination by the full Board has been made.

(3) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive pursuant to Section 5(a). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) For Good Reason or Without Cause.

(1) At any time during the term of this Agreement and subject to the conditions set forth in Section 10(d)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (A) the assignment to the Executive of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) material breach by the Company of this Agreement, or (C) a required relocation of the Executive’s place of employment (as defined in Section 3) by more than a 50 mile radius.

(2) The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within thirty (30) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.

(e) Without “Good Reason” by the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least Sixty (60) days to the Company. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligations set forth in Sections 5(a). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.

11. Confidential Information.

(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment hereunder.

(b) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

12. Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon his annual rate of pay during the Executive’s taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

13. Miscellaneous.

(a) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(b) During the term of this Agreement, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of the State of Delaware and by Company’s bylaws and (ii) shall cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York for any disputes arising out of this Agreement, or the Executive’s employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i) The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party.

(j) The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

Glucotrack, Inc.

By:	/s/ Paul Goode
Name:	Paul Goode
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Peter Wulff
Name:	Peter Wulff